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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

  ChiRex America Inc. (Delaware Corporation)

  ChiRex (Holdings) Limited (Incorporated under the laws of England and Wales)

  ChiRex Limited (Incorporated under the laws of England and Wales)